Exhibit 11


              BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
            Statement Regarding Computation of Loss Per Share
                               (Unaudited)


                               Three months ended        Nine months ended
                              March 31,   March 31,    March 31,     March 31,
                                 1997        1996         1997          1996

Net loss                     $ (825,036) $ (260,559)  $(1,897,396)  $ (762,250)
                              ==========  ==========   ===========   ==========
Weighted average number of common
 shares                       4,358,197   2,655,017     4,355,182    2,052,992
                              ==========  ==========   ===========   ==========
Net loss per common share        $(0.19)     $(0.10)       $(0.44)      $(0.37)
                                  ======      ======        ======       ======